Exhibit 99.1

Ethan Allen Reports Fiscal 2022 Third Quarter Results

Strong Operating Results

DANBURY, CT – APRIL 28, 2022 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) today reported its financial and business results for its fiscal 2022 third quarter ended March 31, 2022.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “We are pleased to report double-digit growth in many key operating metrics including sales, income, and earnings per share. Our vertically integrated business continues to produce strong results and positions us for future growth. Sales increased 11.7% to $197.7 million, gross margin increased to 60.4%, and operating margin rose to 16.5%, resulting in diluted EPS of $0.97, an increase of 59.0%. We paid regular quarterly cash dividends and ended the quarter with a strong balance sheet, including cash and investments of $104.6 million as of March 31, 2022 and no debt. We have paid an annual cash dividend every year since 1996 and have increased our quarterly cash dividend each of the past three years.”

Mr. Kathwari continued, “As we celebrate 90 years of innovation, we remain focused on a single enterprise model while maintaining an entrepreneurial attitude. We introduced several key initiatives during the just completed third quarter including enhancing our commitment to good corporate governance practices by adding a new Board member, new product introductions in upholstery, home office, lighting, outdoor living, decorative accents and a new flooring program, the expansion of our upholstery manufacturing in North Carolina, the opening of a new concept retail design center in Westport, CT, combining enhanced technology and personal service, and expanding our critically important effective marketing campaign.”

“Despite the challenges faced during the quarter, we are managing through them to improve efficiencies, work through our backlog and service customers and consumers while achieving strong profitability. We also took selective price increases to counter rising raw material, freight and labor costs. While we are pleased with our third quarter performance, we also recognize there are several external factors, such as record inflation, rising interest rates, supply chain challenges and global unrest, that have created higher levels of uncertainty. We expect to see softening consumer interest in home furnishings and to address this expected trend, we remain focused on maintaining strong marketing programs, differentiation of relevant offerings, strong and talented associates, and control over our manufacturing and logistics. We remain cautiously optimistic,” concluded Mr. Kathwari.

FISCAL 2022 THIRD QUARTER HIGHLIGHTS*

●	Consolidated net sales increased 11.7% to $197.7 million
o	Retail net sales of $166.7 million increased 17.9%
o	Wholesale net sales of $121.0 million increased 12.3%

●	Demand trends remain strong
o	Wholesale segment written orders declined 0.2%; up 8.4% from the third quarter of fiscal 2019 (prior to the start of the COVID-19 pandemic)
o	Retail segment written orders declined 3.0%; up 18.2% compared with the third quarter of fiscal 2019

●

Consolidated gross margin increased to 60.4% from strong retail segment sales, product pricing actions, a favorable product mix and higher manufacturing production partially offset by higher input and freight costs

●

Operating margin of 16.5%; adjusted operating margin grew to 15.8% due to strong net sales growth, retail gross margin expansion and cost containment measures; selling, general and administrative expenses decreased from 46.2% to 44.7% of net sales, reflecting the Company’s operating leverage

●	Diluted EPS of $0.97 compared with $0.61; adjusted diluted EPS of $0.93 increased 60.3% compared with $0.58

●	Generated $17.3 million of cash from operating activities; cash and investments of $104.6 million

●	Paid regular quarterly dividends of $0.29 per share on January 5, 2022 and February 23, 2022 totaling $14.7 million

●	Announced the strengthening of the Company’s Board of Directors through the election of María Eugenia (Gina) Casar, effective January 25, 2022

●	Expanded manufacturing capacity in North Carolina through the purchase of certain property, plant and equipment of Dimension Wood Products, Inc. on February 17, 2022

●

Opened the Company’s seventh location in Connecticut, with the grand opening of a new concept design center in Westport, CT; more recently on April 22, 2022, a new design center in Walnut Creek, CA was opened

●	Ethan Allen Mexico was named environmentally and socially responsible in March 2022 by the Mexican Center for Corporate Philanthropy and the Alliance for Corporate Social Responsibility

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release. Comparisons are to the third quarter of fiscal 2021.

KEY FINANCIAL MEASURES*

(Unaudited)
(In thousands, except per share data)
	Three months ended			Nine months ended
	March 31,			March 31,
	2022	2021	% Change	2022	2021	% Change
Net sales	$197,659	$176,962	11.7%	$588,079	$506,846	16.0%
GAAP gross profit	$119,460	$101,409	17.8%	$350,921	$288,511	21.6%
Adjusted gross profit*	$119,460	$101,409	17.8%	$350,921	$288,900	21.5%
GAAP gross margin	60.4%	57.3%		59.7%	56.9%
Adjusted gross margin*	60.4%	57.3%		59.7%	57.0%
GAAP operating income	$32,653	$18,987	72.0%	$96,305	$53,223	80.9%
Adjusted operating income*	$31,302	$19,580	59.9%	$91,802	$55,251	66.2%
GAAP operating margin	16.5%	10.7%		16.4%	10.5%
Adjusted operating margin*	15.8%	11.1%		15.6%	10.9%
GAAP net income	$24,714	$15,608	58.3%	$71,761	$41,844	71.5%
Adjusted net income*	$23,702	$14,675	61.5%	$68,388	$41,126	66.3%
Effective tax rate	24.2%	17.8%		25.4%	20.2%
GAAP diluted EPS	$0.97	$0.61	59.0%	$2.81	$1.65	70.3%
Adjusted diluted EPS*	$0.93	$0.58	60.3%	$2.68	$1.63	64.4%
Cash flows from operating activities	$17,300	$36,202	(52.2%)	$40,001	$102,120	(60.8%)

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

BALANCE SHEET and CASH FLOW

Total cash and cash equivalents were $95.0 million at March 31, 2022, compared with $104.6 million at June 30, 2021. Cash decreased $9.6 million during the first nine months of fiscal 2022 due to $40.1 million in cash dividends paid, including a special dividend of $19.0 million, capital expenditures of $9.0 million and net purchases of investments of $9.5 million partially offset by net cash provided by operating activities of $40.0 million and $10.6 million in proceeds received from sales of property, plant and equipment.

Cash from operating activities totaled $40.0 million, a decrease from $102.1 million in the prior year period primarily due to an increase in working capital partially offset by higher net income generated during the period. The increase in working capital was primarily from higher inventory to increase material availability to support expanded manufacturing and distribution capacity to meet written order growth. The combination of growing our inventory balance to support high demand and the change in customer deposits from increased net shipments led to the significant year-over-year change in working capital.

Inventories, net increased to $182.7 million at March 31, 2022, compared with $144.0 million at June 30, 2021, as the Company continues to increase its manufacturing productivity and service center inventory. The higher levels of inventory increased material availability to support increased production as well as to help protect against future supply chain disruptions and price increases.

Customer deposits from written orders increased $5.8 million during the first nine months and totaled $136.4 million at March 31, 2022. While manufacturing capacity has increased, demand continues to be well above pre-pandemic levels, which drove up customer deposits. Due to the strong written orders taken at both the retail and wholesale segments, order backlog increased and is up approximately 5% compared to the beginning of the fiscal year.

No debt outstanding as of March 31, 2022.

DIVIDENDS

On April 26, 2022, the Company’s Board of Directors declared and increased the regular quarterly cash dividend to $0.32 per share, payable on May 25, 2022, to shareholders of record at the close of business on May 10, 2022. Ethan Allen has a long history of returning capital to shareholders and is pleased to increase its regular quarterly cash dividend by 10%, which highlights the Company’s strong balance sheet and operating results.

CONFERENCE CALL

Ethan Allen will host an analyst conference call today, April 28, 2022, at 5:00 PM (Eastern Time) to discuss its results. The analyst conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com.

The following information is provided for those who would like to participate:

●	U.S. Participants: 877-705-2976
●	International Participants: 201-689-8798
●	Meeting Number:13727696

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for at least 60 days.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETD) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. The Company is a global luxury home fashion brand that is vertically integrated from product design through home delivery, which offers its customers stylish product offerings, artisanal quality, and personalized service. The Company provides complimentary interior design service to its clients and sells a full range of home furnishings through a retail network of design centers located throughout the United States and abroad as well as online at ethanallen.com. Ethan Allen owns and operates ten manufacturing facilities located in the United States, Mexico and Honduras, including one sawmill, one rough mill and a lumberyard. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, the financial performance measures prepared in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, forward-looking statements represent management’s beliefs and assumptions concerning current expectations, projections or trends relating to results of operations, financial results, financial condition, strategic objectives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, investments, future economic performance, business and industry and the effect of the COVID-19 pandemic on the business operations and financial results. Such forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “COVID-19 impact,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The Company derives many of its forward-looking statements from operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that it is very difficult to predict the impact of known factors and it is impossible for the Company to anticipate all factors that could affect actual results and matters that are identified as “short term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may in fact recur in one or more future financial reporting periods.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to the following: the global COVID-19 pandemic has, and could continue to have, a materially adverse effect on the Company’s business and its results of operations; a resurgence of COVID-19 and resulting containment measures could negatively impact its ability to fulfill existing order backlog or cause changes in consumer demand; a resurgence of COVID-19 could lead to temporary closures, including distribution centers; the Company may require additional funding from external sources, which may not be available at the levels required, or may cost more than expected; declines in certain economic conditions, which impact consumer confidence and spending; financial or operational difficulties due to competition in the residential home furnishings industry; a significant shift in consumer preference toward purchasing products online; an overall decline in the health of the economy and consumer spending may reduce consumer purchases of discretionary items; inability to maintain and enhance the Ethan Allen brand; failure to successfully anticipate or respond to changes in consumer tastes and trends in a timely manner; inability to maintain current design center locations at current costs; failure to select and secure appropriate retail locations; disruptions in the supply chain and supply chain management; fluctuations in the price, availability and quality of raw materials resulting in increased costs and production delays, and which could result in a decline in sales; competition from overseas manufacturers and domestic retailers; the number of manufacturing and distribution sites may increase exposure to business disruptions and could result in higher transportation costs; current and former manufacturing and retail operations and products are subject to increasingly stringent environmental, health and safety requirements; product recalls or product safety concerns; extensive reliance on information technology systems to process transactions, summarize results, and manage the business and that of certain independent retailers; disruptions in both primary and back-up systems; successful cyber-attacks and the ability to maintain adequate cyber-security systems and procedures; loss, corruption and misappropriation of data and information relating to customers; global and local economic uncertainty may materially adversely affect manufacturing operations or sources of merchandise and international operations; changes in United States trade and tax policies; the phasing out of LIBOR and the impact on interest rates used in future borrowings; reliance on certain key personnel, loss of key personnel or inability to hire additional qualified personnel; potential future asset impairment charges resulting from changes to estimates or projections used to assess assets’ fair value, financial results that are lower than current estimates or determinations to close underperforming locations; access to consumer credit could be interrupted as a result of external conditions; failure to protect the Company’s intellectual property; hazards and risks which may not be fully covered by insurance; significant labor competition, wage pressure, and at times, a shortage of qualified talent; labor disruptions resulting from COVID-19 vaccination mandates; and other factors disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2021 Annual Report on Form 10-K.

All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. A reader should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Ethan Allen Interiors Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2022	2021	2022	2021
Net sales	$197,659	$176,962	$588,079	$506,846
Cost of sales	78,199	75,553	237,158	218,335
Gross profit	119,460	101,409	350,921	288,511
Selling, general and administrative expenses	88,270	81,829	259,457	233,649
Restructuring and other impairment charges, net of gains	(1,463)	593	(4,841)	1,639
Operating income	32,653	18,987	96,305	53,223
Other expenses
Interest and other financing costs	51	51	147	433
Other income (expense), net	(10)	57	(8)	(378)
Income before income taxes	32,592	18,993	96,150	52,412
Income tax expense	7,878	3,385	24,389	10,568
Net income	$24,714	$15,608	$71,761	$41,844

Per share data
Diluted earnings per common share:
Net income per diluted share	$0.97	$0.61	$2.81	$1.65
Diluted weighted average common shares	25,549	25,400	25,504	25,305

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	June 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$95,045	$104,596
Investments	9,525	-
Accounts receivable, net	11,549	9,026
Inventories, net	182,689	143,978
Prepaid expenses and other current assets	42,041	37,679
Total current assets	340,849	295,279

Property, plant and equipment, net	223,067	231,446
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	102,477	108,730
Deferred income taxes	566	1,078
Other assets	2,816	1,584
Total ASSETS	$714,903	$683,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$42,696	$37,786
Customer deposits and deferred revenue	136,425	130,635
Accrued compensation and benefits	19,974	23,866
Current operating lease liabilities	26,269	27,395
Other current liabilities	5,073	4,220
Total current liabilities	230,437	223,902

Operating lease liabilities, long-term	91,157	97,911
Deferred income taxes	6,223	5,028
Other long-term liabilities	3,147	4,986
Total LIABILITIES	$330,964	$331,827

Shareholders’ equity:
Ethan Allen Interiors Inc. shareholders’ equity	$383,976	$351,443
Noncontrolling interests	(37)	(25)
Total shareholders’ equity	$383,939	$351,418
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$714,903	$683,245

Reconciliation of Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below provide a reconciliation of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

(Unaudited)
(In thousands, except per share data)	Three months ended			Nine months ended
	March 31,			March 31,
	2022	2021	% Change	2022	2021	% Change
Consolidated Adjusted Gross Profit / Gross Margin
GAAP Gross profit	$119,460	$101,409	17.8%	$350,921	$288,511	21.6%
Adjustments (pre-tax) *	-	-		-	389
Adjusted gross profit *	$119,460	$101,409	17.8%	$350,921	$288,900	21.5%
Adjusted gross margin *	60.4%	57.3%		59.7%	57.0%

Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$32,653	$18,987	72.0%	$96,305	$53,223	80.9%
Adjustments (pre-tax)*	(1,351)	593		(4,503)	2,028
Adjusted operating income*	$31,302	$19,580	59.9%	$91,802	$55,251	66.2%

Consolidated Net sales	$197,659	$176,962	11.7%	$588,079	$506,846	16.0%
GAAP Operating margin	16.5%	10.7%		16.4%	10.5%
Adjusted operating margin*	15.8%	11.1%		15.6%	10.9%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$24,714	$15,608	58.3%	$71,761	$41,844	71.5%
Adjustments, net of tax*	(1,012)	(933)		(3,373)	(718)
Adjusted net income	$23,702	$14,675	61.5%	$68,388	$41,126	66.3%
Diluted weighted average common shares	25,549	25,400		25,504	25,305
GAAP Diluted EPS	$0.97	$0.61	59.0%	$2.81	$1.65	70.3%
Adjusted diluted EPS*	$0.93	$0.58	60.3%	$2.68	$1.63	64.4%

* Adjustments to reported GAAP financial measures including gross profit and margin, operating income and margin, net income, and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Nine months ended
(In thousands)	March 31,		March 31,
	2022	2021	2022	2021
Inventory reserves and write-downs	$-	$-	$-	$389
Adjustments to gross profit	$-	$-	$-	$389
Gain on sales of property, plant and equipment	(1,518)	(1,443)	(5,431)	(1,170)
Severance and other charges	55	630	590	780
Impairment of long-lived assets and lease exit costs	112	1,406	338	2,029
Adjustments to operating income	$(1,351)	$593	$(4,503)	$2,028
Adjustments to income before income taxes	$(1,351)	$593	$(4,503)	$2,028
Related income tax effects on non-recurring items(1)	339	(145)	1,130	(497)
Income tax benefit from valuation allowance change	-	(1,381)	-	(2,249)
Adjustments to net income	$(1,012)	$(933)	$(3,373)	$(718)

(1)	Calculated using a tax rate of 25.1% in the current year and 24.5% in the prior year.